EXHIBIT F


                            [ROPES & GRAY LETTERHEAD]




                                        October 23, 2000



The Securities and Exchange Commission
Washington, D.C.  20549


          Re: Eastern Enterprises - Form U-1
              ------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Form U-1 (the "Form U-1") to be filed with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended, by Eastern Enterprises, a Massachusetts voluntary association ("Eastern"). The Form U-1 is being filed in connection with the acquisition by Eastern of all of the outstanding shares (the "EnergyNorth Shares") of common stock, $1.00 par value, of EnergyNorth, Inc., a New Hampshire gas utility company ("EnergyNorth") in exchange for either
(1) cash or (2) cash and shares (the "Eastern Shares") of common stock, $1.00 par value, of Eastern. The cash consideration or, in the alternative, the consideration consisting of combined cash and Eastern Shares is to be paid to the EnergyNorth shareholders pursuant to an Agreement and Plan of Reorganization, dated as of July 14, 1999, and amended as of November 4, 1999 (the "Eastern/EnergyNorth Merger Agreement"), by and between Eastern and EnergyNorth providing for the merger (the "Eastern/EnergyNorth Merger") of EnergyNorth with and into EE Acquisition Company, Inc., a New Hampshire corporation formed by and a wholly-owned subsidiary of Eastern ("Merger Sub"), as a result of which EnergyNorth will continue as the surviving corporation. The form of consideration to be received by EnergyNorth shareholders in the Eastern/EnergyNorth Merger is contingent upon the continued effectiveness of an Agreement and Plan of Merger (the "Keyspan/Eastern Merger Agreement") by and among Eastern, Keyspan Corporation, a New York corporation ("Keyspan"), and ACJ Acquisition LLC, a Massachusetts limited liability company and a wholly-owned subsidiary of Keyspan. EnergyNorth shareholders will receive cash consideration for the EnergyNorth Shares if the Keyspan/Eastern Merger agreement has not been terminated prior to the effective time of the Eastern/EnergyNorth Merger. If the Keyspan/Eastern Merger Agreement has been terminated prior to the effective time of the Eastern/EnergyNorth Merger, however, EnergyNorth shareholders will


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Securities and Exchange Commission    -2-                       October 23, 2000


receive a combination of cash and Eastern Shares in consideration for the EnergyNorth Shares.

     We have acted as counsel for Eastern in connection with the Eastern/EnergyNorth Merger Agreement and the proposed issuance of the Eastern Shares contemplated thereby. For purposes of the matters described in paragraphs 2, 5, 6, and 7 of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. Further, with respect to the matters addressed in paragraphs 1, 3, and 4 below, we have relied exclusively, and without independent verification, upon an opinion delivered to us on October 23, 2000 by McLane, Graf, Raulerson & Middleton, New Hampshire counsel to EnergyNorth.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than the State of New Hampshire and The Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that:

     1. Assuming consummation of the Eastern/EnergyNorth Merger in accordance with the terms of the Eastern/EnergyNorth Merger Agreement, the Eastern/EnergyNorth Merger will comply with all applicable provisions of the laws of the State of New Hampshire.

     2. Eastern is validly organized and duly existing as an unincorporated voluntary association under the laws of The Commonwealth of Massachusetts.

     3. Prior to the consummation of the Eastern/EnergyNorth Merger, Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Hampshire.

     4. The shares of capital stock of Merger Sub to be issued to Eastern are duly authorized, validly existing, fully paid and non-assessable and will entitle Eastern as the holder thereof to all the rights and privileges pertaining thereto as set forth in the Charter and By-laws of Merger Sub.

     5. The Eastern Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Eastern/EnergyNorth Merger Agreement, will be validly issued, fully paid and non-assessable and entitle the holders thereof to all the rights and privileges pertaining thereto as set forth in the Declaration of Trust dated July 18, 1929, as amended, and By-laws of Eastern.

     6. Assuming consummation of the Eastern/EnergyNorth Merger in accordance with the terms of the Eastern/EnergyNorth Merger Agreement, the EnergyNorth Shares to be acquired by Eastern pursuant to the terms of the Eastern/EnergyNorth Merger Agreement will be legally acquired by Eastern.


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Securities and Exchange Commission    -3-                       October 23, 2000


     7. The consummation of the Eastern/EnergyNorth Merger in accordance with the terms of the Eastern/EnergyNorth Merger Agreement will not violate any legal rights of the holders of any issued and outstanding securities of Eastern or any of its affiliates.

     We hereby consent to the filing of this opinion as an exhibit to Eastern's Form U-1.

     It is understood that this opinion is to be used only in connection with the Form U-1 and may not be relied upon for any other purpose.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray